Contact:
David K. Waldman/Klea Theoharis
Crescendo Communications, LLC
Tel: (212) 671-1020

For Immediate Release

Paradigm Holdings Provides Business Update
and Reports Financial Results for the Third Quarter 2008

Rockville, Maryland – November 17, 2008 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm”), a provider of comprehensive information technology and business solutions for federal government enterprises, today provided a business update for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights:

▪	Revenues of $9.6 million for the quarter ended September 30, 2008
▪	Net loss of $0.01 per share
▪	Gross profit of $2.0 million
▪	Gross margin increased 220 basis points to 21.1%
▪	EBITDA of $0.3 million

Peter B. LaMontagne, President and CEO, stated, “With the transition to a pure-play federal government IT services provider now behind us, we have begun to focus on the growth of our existing federal government agency client base through our newly expanded business development team in addition to recent acquisitions. The founding of an internal cyber forensics training academy has provided us with new opportunities to capitalize on the mounting needs of the U.S. government to protect against cyber threats while also providing employees incentive to grow within our company.”

Mr. LaMontagne continued, “Excluding the small business set-aside program we had been historically active in, our core revenues have increased over the past two years. At the end of the third quarter, Small Business and set-aside revenues were at an all-time low for Paradigm. Although this trend toward full and open business has manifested itself in lower total revenue levels, the transition out of these small business programs is an important milestone. At the same time, we remain focused on keeping our expenses in line as we increase our higher margin national and homeland security focus. As a result, we achieved a 220 basis point increase in gross margins and positive cash flow for the quarter.”

Richard Sawchak, Chief Financial Officer, stated, “Revenue for the third quarter was $9.6 million compared to $11.1 million in the prior year, resulting from the transition away from our small business set-aside contracts. At the same time, our gross margin increased 220 basis points, reflecting our focus on higher margin, recurring contracts. Moreover, we have maintained our financial discipline, which is reflected in a 26% increase in our EBITDA for the nine months ended September 30, 2008 compared with the same period of 2007. As a result, we believe we are well positioned for profitability as we resume organic revenue growth in 2009.”

The Company’s EBITDA was $0.3 million during the quarter ended September 30, 2008, as compared to approximately $0.5 million for the same period of 2007. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, stock compensation and restructuring expense which includes the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and nine months ended September 30, 2008 and 2007.

	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2008	2007	2008	2007
Net Loss	$(224,147)	$(252,965)	$(627,313)	$(785,214)

Adjustments:
Interest Expense, net	230,593	401,672	733,877	964,052
Income Tax Benefit	(105,263)	(22,406)	(255,505)	(277,296)
Depreciation & Amortization	142,844	140,250	468,824	355,388
Stock Compensation	140,032	136,210	420,095	311,640
Restructuring Expense	67,390	105,000	431,978	358,588

EBITDA	$251,449	$507,761	$1,171,956	$927,158

Revenue for the third quarter of 2008 was $9.6 million, compared to $11.1 million for the third quarter of 2007. The decline in revenue for the three months occurred within the repair and maintenance area of the business and resulted from the Company’s transition from the prime contractor role to the subcontractor role on one of its projects in the fourth quarter of 2007 which was partially off-set by an increase in the service business. Net loss for the third quarter of 2008 was $224 thousand or $0.01 per share versus a net loss of $253 thousand or $0.01 per share in the third quarter of 2007.

The Company had approximately $5.7 million outstanding on its line of credit with Silicon Valley Bank as of September 30, 2008. The Company had an accumulated deficit of approximately $2.1 million and working capital deficit of $4.5 million as of September 30, 2008.

For additional details, please refer to the Company’s quarterly report on Form 10-Q as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a comprehensive information technology and business solutions provider for government enterprises. Paradigm specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Information Assurance and Cyber Forensics solutions for government customers. Paradigm also provides intelligence analyst and linguistic support for National Security programs. Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people across 12 states.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,012	$7,771
Accounts receivable - contracts, net	8,290,857	8,982,638
Prepaid expenses	821,716	1,078,529
Prepaid corporate income taxes	90,449	74,207
Deferred income tax assets	38,660	68,567
Other current assets	341,009	346,785
Total current assets	9,584,703	10,558,497
Property and equipment, net	226,919	407,320
Deferred income tax assets, net of current portion	100,305	—
Goodwill	3,991,605	3,969,249
Intangible assets, net	1,331,409	1,591,864
Other non-current assets	177,326	193,218
Total assets	$15,412,267	$16,720,148
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdraft	$505,494	$1,687,491
Note payable - line of credit	5,688,373	5,268,698
Note payable – promissory note	2,000,000	2,000,000
Capital leases payable, current portion	8,357	30,436
Accounts payable and accrued expenses	3,775,623	4,020,669
Accrued salaries and related liabilities	1,551,915	1,550,962
Other current liabilities	556,872	177,844
Total current liabilities	14,086,634	14,736,100
Long-term liabilities
Capital leases payable, net of current portion	—	1,889
Deferred income taxes	—	220,802
Other non-current liabilities	196,112	289,593
Total liabilities	14,282,746	15,248,384
Convertible preferred stock - $.01 par value, 10,000,000 shares authorized, 1,800 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively. Each share of convertible preferred stock has a liquidation preference of $0.01 per share plus all accrued but unpaid dividends	18	18
Common stock - $.01 par value, 50,000,000 shares authorized, 19,148,153 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	191,482	191,482
Additional paid-in capital	3,058,617	2,773,547
Accumulated deficit	(2,120,596)	(1,493,283)
Total stockholders’ equity	1,129,521	1,471,764
Total liabilities and stockholders’ equity	$15,412,267	$16,720,148

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Contract Revenue
Service contracts	$7,079,396	$6,507,413	$21,388,614	$19,388,586
Repair and maintenance contracts	2,485,063	4,607,003	9,593,523	13,955,470
Total contract revenue	9,564,459	11,114,416	30,982,137	33,344,056
Cost of revenue
Service contracts	5,324,087	5,241,905	16,394,569	17,067,606
Repair and maintenance contracts	2,223,919	3,775,008	8,417,479	11,173,179
Total cost of revenue	7,548,006	9,016,913	24,812,048	28,240,785
Gross margin	2,016,453	2,097,503	6,170,089	5,103,271
Selling, general and administrative	2,115,270	1,971,250	6,319,257	5,086,271
(Loss) income from operations	(98,817)	126,253	(149,168)	17,000
Other (expense) income
Interest income	65	—	2,772	1,907
Interest expense	(230,658)	(401,672)	(736,649)	(965,959)
Other income (expense)	—	48	227	(6,870)
Total other expense	(230,593)	(401,624)	(733,650)	(970,922)
Loss from continuing operations
before income taxes	(329,410)	(275,371)	(882,818)	(953,922)
Benefit for income taxes	(105,263)	(22,406)	(255,505)	(277,296)
Loss from continuing operations	(224,147)	(252,965)	(627,313)	(676,626)
Loss from operations of discontinued
component, net of income tax benefits	—	—	—	(186,804)
Gain on sale of discontinued operations,
net of income taxes	—	—	—	78,216
Loss from discontinued operations, net of income taxes	—	—	—	(108,588)
Net loss	$(224,147)	$(252,965)	$(627,313)	$(785,214)
Dividends on preferred stock	45,000	30,000	135,000	30,000
Net loss attributable to common shareholders	$(269,147)	$(282,965)	$(762,313)	$(815,214)

Weighted average number of common shares:
Basic	19,148,153	19,019,871	19,148,153	19,414,378
Diluted	19,148,153	19,019,871	19,148,153	19,414,378

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.04)	$(0.03)
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net loss	$(0.01)	$(0.01)	$(0.04)	$(0.04)